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                                                                     NUVEEN LOGO


                IMPORTANT VOTING INFORMATION FOR SHAREHOLDERS OF


          NUVEEN FLAGSHIP NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND



The following is a brief overview of the proposals to be voted upon at the August 13, 1998 shareholder meeting. It should be read in conjunction with your fund's proxy statement, which was mailed to you earlier. If you would like another copy of the proxy statement, please call us at the number listed below.



                          YOUR VOTE IS VERY IMPORTANT.


If you have not already done so, please fill out and return the enclosed proxy card in a timely fashion. Thank you for your support of the Nuveen family of mutual funds.


Q. WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON AT THE UPCOMING SPECIAL SHAREHOLDER MEETING ON AUGUST 13?

A. The Board of Trustees for the Nuveen Flagship New Jersey Intermediate Municipal Bond Fund (the "New Jersey Intermediate Fund") has called a Special Shareholder Meeting for August 13, 1998 at which you will be asked to vote on a reorganization (the "Reorganization") of your fund into the Nuveen Flagship New Jersey Municipal Bond Fund (the "New Jersey Fund").

Q. ARE THERE ANY DIFFERENCES BETWEEN THE FUNDS?

A. The New Jersey Fund is substantially the same as the New Jersey Intermediate Fund in its philosophy, investment objectives and policies and day-to-day portfolio management except that the New Jersey Intermediate Fund maintains a weighted average portfolio maturity between 5 and 10 years while the New Jersey Fund maintains a weighted average portfolio maturity between 15 and 30 years. In evaluating the Reorganization, the New Jersey Intermediate Fund shareholders should consider the impact of investing in a long-term municipal bond fund.

Q. WHAT ADVANTAGES WILL THIS PRODUCE FOR FUND SHAREHOLDERS?

A. We expect the proposed Reorganization to (i) lower gross operating expenses as a percentage of net assets due to the New Jersey Fund's larger net assets and greater economies of scale; (ii) improve portfolio diversification; (iii) lower portfolio transaction costs; and (iv) retain the exemption of dividends from the New Jersey state personal income tax. The Board believes that these potential benefits, together with the potentially higher distributions from the New Jersey Fund, should offset the risks associated with investments in a long term bond fund.

Q. HAS THE FUND'S BOARD OF TRUSTEES APPROVED THE PROPOSAL?

A. The Board of Trustees of the New Jersey Intermediate Fund unanimously agreed that this Reorganization is in your best interests and recommends that you vote in favor of it.

Q. WHAT IS THE TIMETABLE FOR THE REORGANIZATION?

A. Effective May 8, 1998, the New Jersey Intermediate Fund was closed to new investors; existing investors, however, may continue to make additional purchases and reinvest dividends. If approved by shareholders on August 13, 1998, the Reorganization is expected to take effect on August 21, 1998.

Q. WILL I RECEIVE NEW SHARES IN EXCHANGE FOR MY CURRENT SHARES?

A. Yes. Upon approval and completion of the Reorganization, shareholders of the New Jersey Intermediate Fund will exchange their shares for shares of the New Jersey Fund based upon a specified exchange ratio determined by the ratio of the respective net asset values of the funds. You will receive New Jersey Fund shares whose aggregate value at the time of issuance will equal the aggregate value of your New Jersey Intermediate Fund shares on that date.
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Q. IF I OWN SHARES IN CERTIFICATE FORM, WILL I NEED TO EXCHANGE THEM FOR
   CERTIFICATES OF MY NEW FUND?

A. Certificates for New Jersey Fund shares will not be issued automatically as part of the Reorganization, although we will send you certificates upon request. If you currently own New Jersey Intermediate Fund shares in certificate form, you will need to return these certificates to Nuveen in order to receive new certificates for your New Jersey Fund shares.

   If you prefer, however, you may exchange your certificates for book entry shares. These shares are held in a convenient computerized system that enables shareholders to receive a complete and accurate record of their holdings without having to worry about the safekeeping of certificates or the expense involved with replacing a lost or stolen certificate. Just complete the appropriate section of the Letter of Transmittal requesting book entry shares. Regardless of the way you choose to hold your shares after the Reorganization, certificates should be returned to the fund's transfer agent by certified mail as soon as possible.

Q. WILL I HAVE TO PAY ANY FEES OR EXPENSES IN CONNECTION WITH THE
   REORGANIZATION?

A. No. All of the funds' expenses associated with the Reorganization will be borne by the New Jersey Intermediate Fund. However, since Nuveen currently reimburses any additional operating expenses for the New Jersey Intermediate Fund, Nuveen will effectively bear the full cost of the Reorganization.

Q. HOW DO MANAGEMENT FEES AND OTHER FUND OPERATING EXPENSES COMPARE BETWEEN THE TWO FUNDS?

A. Upon approval and completion of the proposed Reorganization, New Jersey Intermediate Fund shareholders will benefit from lower gross fund operating expenses (before expense waivers/reimbursements) as a percentage of net assets, reflecting the larger net assets and greater economies of scale of the New Jersey Fund. Net fund operating expenses (after expense waivers/reimbursements) of the New Jersey Fund are also lower than those of the New Jersey Intermediate Fund as a percentage of net assets. For both the New Jersey Fund and the New Jersey Intermediate Fund, Nuveen has agreed to voluntarily waive some or all of its fees or reimburse certain expenses. The waivers/ reimbursements for the New Jersey Fund are subject to change in the future and there can be no assurance that Nuveen will continue the waivers/reimbursements for the New Jersey Intermediate Fund if the Reorganization is not approved.

Q. WILL THIS REORGANIZATION CREATE A TAXABLE EVENT FOR ME?

A. The Reorganization is intended to be done on a tax-free basis for federal income tax purposes. Therefore, you will recognize no gain or loss for federal income tax purposes as a result of the Reorganization. In addition, the tax basis and holding period of the New Jersey Fund shares you receive will be the same as the tax basis and holding period of your New Jersey Intermediate Fund shares.

Q. CAN I EXCHANGE OR REDEEM MY NEW JERSEY INTERMEDIATE FUND SHARES BEFORE THE REORGANIZATION TAKES PLACE?

A. Upon approval of the Reorganization, you may exchange your New Jersey Intermediate Fund shares for shares of any other Nuveen Mutual Fund, or redeem your shares, at any time. If you choose to do so, your request will be treated as a normal exchange or redemption of shares (subject to any applicable deferred sales charge) and will be a taxable transaction for federal income tax purposes.

Q. HOW DO I VOTE MY SHARES?

A. You can vote your shares by completing and signing the enclosed proxy card(s), and mailing them in the enclosed postage-paid envelope. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call your financial adviser or Nuveen at (800) 621-7227 weekdays from 7:00 a.m. to 7:00 p.m. Central time.

Q. WILL NUVEEN CONTACT ME?

A. You may receive a call to verify that you received your proxy materials and to answer any questions you may have about the Reorganization.